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                                                                   Exhibit 10.31

                          MASTER LICENSING AGREEMENT

                                By and between

                                   Veracicom
                                      and
                                 InsynQ, Inc.

This Agreement is entered into as of this 24th day of April, 2000 (the "Effective Date") by and between Veracicom, Inc. ("VERACICOM") a Washington corporation, having its principal place of business PO Box 1954 Tacoma, Washington 98401 and InsynQ ("InsynQ"), a Washington corporation, having its principal place of business at 1101 Broadway, Tacoma, WA 98402.

      RECITALS

A. WHEREAS, INSYNQ has developed and distributes proprietary services (`Services') that enable application hosting over the Internet;

B. WHEREAS, VERACICOM wishes to obtain a license to sell such services on the terms and conditions set forth herein, and INSYNQ wishes to license the sale of such services to VERACICOM on such terms and conditions.

NOW THEREFORE, for good and valuable consideration, the parties hereby agree as follows:

1.    DEFINITIONS.

1.1 "Application Hosting" means the process of installing software on a server located in InsynQ's data center and providing ongoing outsourced services including, but not limited to data back-up, application delivery and data storage for a third party.

1.2 "Licensing, Licensee" means A Veracicom Business Partner, a third party, any subsidiary, parent or related or affiliated company of VERACICOM, that is appointed by VERACICOM to promote, market and sublicense the service to End Users.

1.3 "End User" means a third party who licenses a copy of the Product for internal use and not for resale.

1.4 "VERACICOM Products" means the products developed, manufactured and distributed by VERACICOM which are listed on Exhibit B attached hereto and amended from time to time, and incorporated herein by reference.

1.5 "Trademarks" means the trademarks, logos and trade names used by INSYNQ in connection with the Services and Documentation which are provided by INSYNQ to VERACICOM from time to time.
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2.    LICENSE GRANTS.

2.1 License. Subject to the terms and conditions of this Agreement, INSYNQ hereby grants VERACICOM a non-exclusive, non-transferable, worldwide license to promote, market, distribute and sublicense application hosting services, bundled or unbundled with VERACICOM products, to End Users. ('Services')

2.2   Distribution.

(a) VERACICOM may distribute the application hosting services, bundled or unbundled with VERACICOM applications, through Licensee, provided that prior to providing the services to any Licensee, VERACICOM will have entered into a written agreement with such Licensee ("Distribution Agreement") containing at a minimum provisions at least as protective of INSYNQ and not materially less restrictive than those as set forth in this Agreement. It is understood that so long as a Distribution Agreement complies with the foregoing, it may be a standard form of distribution agreement that VERACICOM uses for its other products. As such, a copy of the Veracicom Licensing agreement is attached hereto as Exhibit D, and approval of this agreement constitutes acceptance of said Exhibit D.

(b) VERACICOM will use its best efforts to ensure that all Licensees abide by the terms of their Distribution Agreements and, upon request by INSYNQ, shall keep INSYNQ apprised of its activities to enforce such terms with particular Licensees with regard to the Services. In addition, VERACICOM shall take all reasonable steps to ensure that INSYNQ shall have the right to enforce such agreements as an intended third party beneficiary. VERACICOM further agrees that
(i) INSYNQ may join VERACICOM as a named plaintiff in any suit relating to Services, brought by VERACICOM against any Licensee and (ii) VERACICOM will take such other actions, give such information, and render such aid, as may be necessary to allow INSYNQ to bring and prosecute such suits.

2.3 Documentation. In addition to the rights granted to VERACICOM to reproduce the Services pursuant to Section 2.1 above, and subject to the terms and conditions of this Agreement, INSYNQ hereby grants to VERACICOM the right to reproduce and distribute the documentation produced by InsynQ including but not limited any service level agreements, marketing collateral, connectivity guidelines and/or rates, in whole or in part, in connection with its marketing and licensing of the Services.

2.4 No Other Grant. Except as expressly provided herein, INSYNQ does not grant to VERACICOM any right or license, express or implied Documentation or Trademarks.

3.    VERACICOM OBLIGATIONS.

3.1 Promotion of Product. VERACICOM shall use reasonable commercial efforts to market, promote and distribute InsynQ's services by marketing said services through their sales force and Licensee's, to end-users interested in utilizing the Veracicom Products in an outsourced environment.

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3.2   Advertising. VERACICOM shall not make any representations or warranties with respect to the application hosting services provided by InsynQ that are inconsistent with the descriptions and warranties contained in the Documentation and shall not make any representations or warranties on INSYNQ's behalf.

3.3 Sales Personnel. VERACICOM shall equip its sales force with adequate training, marketing, sales and technical literature as determined by VERACICOM's reasonable judgment, and VERACICOM agrees to maintain at all times a competent, qualified sales and support staff for services in accordance with VERACICOM's guidelines and needs.

3.4 Press Release. Neither party shall have the right to issue any press release concerning this Agreement without the other party's prior approval. The parties shall, however, cooperate so that each party may issue such a press release.

3.5 Support. INSYNQ shall be solely responsible for providing Level 1 support defined as taking the end-user's, Licensee's or VERACICOM's first call and identifying whether the incident is an application problem specifically or a InsynQ service incident. INSYNQ shall have no obligation to furnish any assistance, information or documentation with respect to the VERACICOM Products, and INSYNQ shall refer any customer service questions relating to such to VERACICOM.

3.6 Compliance with Law. VERACICOM shall comply with all laws and regulations applicable to VERACICOM's performance and the marketing and distribution of the Services and Products hereunder. Without limiting the generality of the foregoing, VERACICOM (a) shall not distribute the Services in any country where such distribution would be unlawful; and (b) shall comply with all Department of Commerce and other United States exports controls regarding the license and delivery of technology and VERACICOM Products abroad including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, Bureau of Export Administration.

4.    COMPENSATION.

4.1 Fees. INSYNQ shall charge Veracicom the amounts set forth on Exhibit C attached and incorporated herein by reference pursuant to the schedule set forth therein.

4.2

4.3 Payment in United States Currency. All payments shall be made in United States Dollars, free of any withholding tax and of any currency control or other restrictions to Veracicom at the address indicated by Veracicom to INSYNQ.

4.4 Payment Schedule. All payments for InsynQ services shall be due a payable by the 15/th/ day of each month following the month in which the actual services were contracted.

4.5 Nonrefundable. Subject to Veracicom's substantial performance of its obligations as set forth in this Agreement, all amounts received by Veracicom hereunder shall be nonrefundable.

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4.6   Royalty report. INSYNQ will provide a monthly written report, in substantially the same format as shown in Exhibit E of the users of the Services that for the previous month, which shall be included with the payments as required by this Section 4.

5.    INSYNQ'S OBLIGATIONS.

5.1 Uptime. INSYNQ warrants that it shall maintain the following service levels with respect to Veracicom's End User and Licensee's. INSYNQ's systems will be operational such that End Users and Licensees have the ability to access the Software a minimum of 97% of the time. INSYNQ has contractually agreed with VERACICOM that access to the Software by Veracicom's End Users and Licensees will be available. In the event that InsynQ is unable to meet the guaranteed 97% service level agreement, VERACICOM shall be compensated as follows: The afore mentioned up-time, does not include telecommunications lines, or it's ancillary components at the customers site.

     97%+ uptime    0% discount
     90% - 96.99%   7% discount off impacted customer's service fees
     80% - 89.99%   17% discount off impacted customer's service fees
     Reduced by an equal ratio 50% down time equals 50% discount off impacted customer's service fees

5.2 Training Fees. During the term of this Agreement, INSYNQ shall provide an initial one-day sales training to the existing VERACICOM sales team free of charge at VERACICOM corporate headquarters. Subsequent sales trainings will be charged at the rate of $1,000 per day and all related travel expenses at a location centrally agreed upon by both parties. InsynQ will also provide a one day technical administration training class to Veracicom and Licensee in Sacramento, California in late May or June, 2000 free of charge. Subsequent technical trainings will be charged at the rate of $1,000 per day and all related travel expenses at a location centrally agreed upon by both parties

5.3   Maintenance and Support.

(a) General. INSYNQ shall provide maintenance and technical support to VERACICOM, Licensee's and End Users during INSYNQ's regular business hours (7 am to 7 pm, Pacific time) with on-call pager service starting at 6 am pacific time. All support shall be provided in English from INSYNQ's offices, via a 1-800 telephone line unless otherwise agreed in advance in writing. INSYNQ shall make best efforts to respond to a customer's "system down" within two hours from the time that INSYNQ is aware of such "system down". VERACICOM may make requests for support by telephone, pager, fax, e-mail or any other reasonable means. INSYNQ's obligation to provide support under this Section 5.3 shall extend solely to requests for support received from VERACICOM, Licensee's and End Users. INSYNQ shall designate appropriate engineering and technically support staff that shall be available to assist VERACICOM, Licensee's and End Users in resolving any maintenance and technical support problems. Support shall include a designated representative to act as a liason between INSYNQ and VERACICOM.

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6.0   VERACICOM's OBLIGATIONS

6.1   Trademark Use.

(a) Use. During the term of this Agreement, VERACICOM may and without obligation use and reproduce the Trademarks, including but not limited to InsynQ, Inc.(TM), InterlynQ Server(TM), IdesQ Applicance(TM), and additional products as developed, in connection with VERACICOM's marketing, advertising, promotion, and distribution of the Product and/or Services. VERACICOM's use of the Trademarks shall not create any right, title or interest therein. VERACICOM shall use the Trademarks only in a manner which complies in all material respects with INSYNQ's policies in effect from time to time.

(b) Goodwill. If VERACICOM, in the course of distributing the services, acquires any goodwill or reputation in any of the Trademarks, all such goodwill or reputation shall automatically vest in INSYNQ when and as, on an on-going basis, such acquisition of goodwill or reputation occurs, as well as at the expiration or termination of this Agreement, without any separate payment or other consideration of any kind to VERACICOM and VERACICOM agrees to take all such actions necessary to effect such vesting. VERACICOM shall not contest the validity of any of the Trademarks or INSYNQ's exclusive ownership of them.

(c) Adoption of Marks. During the term of this Agreement, VERACICOM shall not adopt, use, or register, whether as a corporate name, trademark, service mark or other indication of origin, any of the Trademarks, or any word or mark confusingly similar to the Trademarks in any jurisdiction.

6.2 Protection of Rights. VERACICOM shall use reasonable efforts to protect INSYNQ's proprietary rights, to the extent that it is aware of those proprietary rights, related to the services, including without limitation, INSYNQ's copyright, patent, trade secret, and trademark rights ("Proprietary Rights"), and to cooperate without charge in INSYNQ's efforts to protect its Proprietary Rights. VERACICOM shall promptly notify INSYNQ of any known or suspected infringements of INSYNQ's Proprietary Rights that come to VERACICOM's attention. INSYNQ shall have the exclusive right to institute infringement or other appropriate legal action against alleged prospective or actual infringers of its Proprietary Rights. INSYNQ shall incur all expenses in connection therewith and shall retain all monetary recoveries received therefrom. VERACICOM shall not take any action to jeopardize, limit or interfere with INSYNQ's ownership of and rights in the Services.

7.    CONFIDENTIALITY.

7.1 Confidential Information. "Confidential Information" means (i) the terms and conditions of this Agreement, and (ii) any and all other information disclosed by one party to the other which is marked "confidential" or "proprietary", including oral information which is designated confidential at the time of disclosure, provided that it is reduced to a written summary marked "confidential" which is supplied to the other party within thirty (30) days of the oral disclosure. Subject to the provisions of Section 7.2, all information regarding the services, including without limitation, all information with respect to the use, installation and operation of the services, whether received by VERACICOM from INSYNQ or developed by VERACICOM, shall be deemed INSYNQ Confidential Information whether or not it is designated as confidential.

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7.2   Exclusions. "Confidential Information" does not include any information that the receiving party can demonstrate by written records: (a) was known to the receiving party prior to its disclosure hereunder by the disclosing party;
(b) is independently developed by the receiving party; (c) is or becomes publicly known through no wrongful act of the receiving party; (d) has been rightfully received from a third party authorized to make such disclosure without restriction; (e) has been approved for public release by the disclosing party's prior written authorization; or (f) has been produced or disclosed pursuant to applicable law, regulation or court order, provided that the receiving party provides prompt advance notice thereof to enable the disclosing party to seek a protective order or otherwise prevent such disclosure.

7.3 Preserving Confidentiality. Each party hereby agrees that it shall not use any Confidential Information received from the other party other than as expressly permitted under the terms of this Agreement or as expressly authorized in writing by the other party. Neither party shall disclose the other party's Confidential Information to any person or entity other than its officers, employees and consultants who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into written confidentiality agreements with that party consistent with this Section 7.

8.    REPRESENTATIONS AND WARRANTIES.

8.1   By INSYNQ.

(a) General. INSYNQ represents and warrants that: (i) INSYNQ owns all right, title and interest in and to the services; (ii) INSYNQ has not granted, and will not grant during the term of this Agreement, any rights in or to the Services that conflict with the rights granted to VERACICOM hereunder; (iii) to the best of INSYNQ's knowledge the use, reproduction and distribution of the services does not infringe any United States copyright, patent (issued as of the Effective Date), trademark or trade secret of any third party; and (iv) INSYNQ has the right, power and authority to grant the rights and licenses specified in this Agreement.

9.    INDEMNIFICATION.

9.1 By INSYNQ. INSYNQ agrees to defend, indemnify and hold VERACICOM harmless from any liability or expense paid to third parties, End Users, Licensees (including without limitation reasonable attorneys' fees) incurred by VERACICOM as a result of any judgement or adjudication against VERACICOM or final settlement arising from any claim that the Services or Documentation under ordinary use and when used within the scope of this Agreement, were not provided in accordance with this or any other INSYNQ Agreement, or infringe any United States copyright, patent (issued as of the Effective Date), trademark, or trade secret of any third party; provided that VERACICOM provides INSYNQ with (a) prompt written notice of such claim; (b) promptly tenders to INSYNQ sole control over the defense and settlement of such claim at INSYNQ's expense and with INSYNQ's choice of counsel; and (c) full information and reasonable assistance to defend and/or settle such claim. VERACICOM may not settle any such claim without INSYNQ's prior written consent. In the event that the Services or Documentation, or any part of any of the foregoing, is held, or in INSYNQ's sole opinion, may be held to constitute an infringement, INSYNQ, at its option and expense, may either (x) modify the Services or Documentation so they become non-infringing; (y) procure for VERACICOM a license to use the infringing materials.

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9.2 Exclusions. Notwithstanding the foregoing, INSYNQ will have no liability if the alleged infringement arises from (a) the modification of the Services or Documentation by any party other than INSYNQ; (b) the use of other than the then-current, unmodified Release of the Services; or (c) the combination of the Services with computer programs or products not provided to VERACICOM by INSYNQ, unless INSYNQ authorized such combination in advance in writing.

9.3 By VERACICOM. Except as set forth in Section 9.1, VERACICOM hereby agrees to indemnify and hold INSYNQ harmless against any cost, liability, and expense (including reasonable attorneys' fees) arising from any action or claim brought or threatened against INSYNQ arising from (i) the sales and marketing practices of VERACICOM, its Licensings, or VERACICOM's or its Licensing's representatives and agents, including without limitation, any material misrepresentation, warranty or guarantee made by VERACICOM or its agents, representatives or Licensings regarding the Services other than those contained in INSYNQ's marketing materials, the Documentation or INSYNQ's standard customer license agreements; or (ii) a claim that any of VERACICOM's Products infringes any United States copyright, patent (issued as of the Effective Date), trademark or trade secret of any third party.

10.   LIMITATION OF LIABILITY.

IN NO EVENT SHALL INSYNQ HAVE ANY LIABILITY TO VERACICOM OR ANY THIRD PARTY FOR ANY LOST PROFITS OR FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM THE USE OF THE SERVICES OR DOCUMENTATION OR THE FAILURE OF THE SERVICES TO PERFORM, OR ON ANY THEORY OF LIABILITY. THIS LIMITATION SHALL APPLY EVEN IF INSYNQ HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN. THE PARTIES AGREE THAT THIS SECTION 10 REPRESENTS A REASONABLE ALLOCATION OF RISK.

11.   TERM AND TERMINATION.

11.1 Term. The term of this Agreement shall commence on the Effective Date and continue for a period of three (3) years unless earlier terminated as set forth herein. The term of this Agreement shall be automatically extended for an additional one (1) year period, unless either party notifies the other in writing a minimum of sixty (60) days prior to the termination date as set forth herein.

11.2 Termination for Breach or Insolvency. Each party shall have the right to terminate this Agreement on written notice if (a) the other party ceases to do business in the ordinary course or becomes insolvent (i.e., unable to pay its debts in the ordinary course as they come due), or is declared bankrupt, or is the subject of any liquidation or insolvency proceeding which is not dismissed within ninety (90) days, or makes any assignment for the benefit of creditors, or (b) the other party breaches any material term of this Agreement and fails to cure such breach within thirty (30) days after written notice thereof.

11.3  Effect of Termination. Upon the expiration or termination of this
Agreement:

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(a)   INSYNQ shall immediately pay to VERACICOMall License Fees and any other amounts due to VERACICOM hereunder;

(b)   VERACICOM shall, within ten (10) days of such expiration or termination
(i) return to INSYNQ or destroy all Confidential Information and all copies thereof, of materials received from INSYNQ and for which VERACICOM has not paid INSYNQ a License Fee; (ii) erase any and all of the foregoing from all computer memories and storage devices within VERACICOM's or its Licensings' possession or control; and (iii) provide INSYNQ with a signed written statement certifying that it has complied with the foregoing obligations.

(c) All rights and licenses granted by INSYNQ hereunder to VERACICOM shall terminate, provided such termination shall not result in the termination of End User licenses for copies of the Services which have been purchased by End Users.

(d) INSYNQ agrees that it will offer maintenance and support services to VERACICOM's End Users and Licensee's after termination on terms substantially similar to those under which it provides such services to End Users who have licensed the Services directly from INSYNQ or other VERACICOM Licensees.

11.4 No Liability. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other because of such termination for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of INSYNQ or VERACICOM. Termination shall not, however, relieve either party of obligations occurred prior to such termination.

12.   MISCELLANEOUS.

12.1 Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. Neither party may assign or otherwise transfer this Agreement or its rights or obligations hereunder without the other party's prior written consent, which consent may not be unreasonably withheld. Any assignment or other transfer without the other party's prior written consent will be null and void. However, either party may assign this Agreement without the other party's consent to a third party to which substantially all of the assigning party's assets are sold, assigned or otherwise transferred, provided that such third party is not a trustee in a bankruptcy or a receiver appointed for the benefit of the assigning party's creditors.

12.2 Waiver and Amendment. No modification, amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed by the party to be charged. No failure or delay by either party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power or remedy.

12.3 Choice of Law; Jurisdiction, Venue. This Agreement shall be governed by the laws of the State of Washington. For any disputes arising out of this Agreement, the parties consent to the personal and exclusive jurisdiction of, and venue in, the state or federal courts within Tacoma, WA.

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12.4  Notices. All notices, demands or consents required or permitted under this
Agreement shall be in writing. Notice shall be considered delivered and effective when (a) personally delivered; (b) the day following transmission if sent by confirmed facsimile; or (c) three (3) days after posting when sent by certified or registered US Mail or by registered private carrier (e.g., DHL, Federal Express, etc.). Notice shall be sent to the parties at the addresses set forth on the first page of this Agreement or at such other address as shall be given by either party to the other in writing.

12.5 Independent Contractors. The parties are independent contractors with respect to each other. Each party is not and shall not be deemed to be an employee, agent, partner or legal representative of the other for any purpose and shall not have any right, power or authority to create any obligation or responsibility on behalf of the other.

12.6 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law, such provision shall be changed and interpreted so as to best accomplish the objectives of the original provision to the fullest extent allowed by law and the remaining provisions of this Agreement shall remain in full force and effect.

12.7 Complete Understanding. This Agreement, including all Exhibits attached hereto and hereby incorporated by reference, shall constitute the final, complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes any prior understandings, proposals, negotiations, and communications, oral or written, between the parties or their representatives. This agreement may not be modified except in writing signed by the duly authorized representatives of the parties hereto.

12.8 Further Assurances. Each party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that the other party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm the other party's rights hereunder.

IN WITNESS WHEREOF, the duly authorized representatives of each of the parties hereto have executed this Agreement as of the day and year first written above.

INSYNQ, INC.                              VERACICOM, INC.


By: /s/ Don Manzano                       By: /s/ M. Hjorleifsson

Name: Don Manzano                         Name: Michele (Mike) Hjorleifsson

Title:  President/COO                     Title: CTO/Chairman

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

                                   EXHIBIT A
                              INYSYNQ'S SERVICES


InsynQ licenses VERACICOM to promote, resell and distribute the following:

InsynQ's Application Hosting Services
-------------------------------------

Application Hosting Services refer to InsynQ deploying applications offered on a subscription basis by Veracicom to Veracicom's end-user customers including, but not limited to, Veracicom applications, Microsoft Office Suite, Sun's StarOffice software, GoldMine! Act, and all other associated applications currently being hosted by InsynQ.

InsynQ will work with Veracicom in providing them with an updated application list no less than one time per quarter.

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                                   EXHIBIT B
                            Veracicom Applications


InsynQ agrees to host all pre-tested Veracicom applications. Untested applications will be hosted by InsynQ as requested by Veracicom after InsynQ has tested and certified that additional products work well and meet minimum performance guidelines on our server farm.

InsynQ's charges for said testing services shall be one hundred fifty ($150) dollars per hour for each hour of time spent by an InsynQ engineer. There will be no charge for testing services conducted remotely by Veracicom personnel.

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                                   EXHIBIT C
                         Royalty and Billing Schedule


InsynQ shall bundle the InsynQ application hosting fee with the subscription software license fee, as defined by Veracicom. InsynQ will invoice the end-user customers for the total of the application hosting fee and the subscription software license fee, and provide payment to Veracicom by the 15/th/ of each month for the number subscribers in the previous month. Royalty payments to Veracicom shall be attached with a royalty report showing the name of the customer, their address and the number of seats being hosted.

InsynQ shall pay to Veracicom the total amount invoiced by InsynQ for the fees described above, less the applicable InsynQ application hosting fee based upon the fee schedule below, for each invoiced user. The subscription software license fee may be revised from time to time by Veracicom, and Veracicom will notify InsynQ in writing thirty (30) days in advance of any changes in fees.


Number of Seats                  Per Subscriber Per Month Hosting Fee

0 -- 500                                 $75.00
501 -- 1,000                             $70.00
1,001+                                   $65.00

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EXHIBIT D

SOFTWARE LICENSE AGREEMENT
ATTACH VERACICOM RESELLER AGREEMENT HERE.

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                                   EXHIBIT E

                                ROYALTY REPORT

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